                                                                  Exhibit 99.4

                MARKEL REPORTS RECORD INCOME FROM CORE OPERATIONS

FOR IMMEDIATE RELEASE                                CONTACT:  DARRELL D. MARTIN
                                                     DIRECT LINE:  804-965-1635

         Richmond, VA, February 1, 2000 --- (NYSE - MKL) Markel Corporation announced record earnings from core operations for the year ended December 31, 1999, while net income decreased to $7.20 per diluted share from $10.17 per diluted share in 1998. The decrease in 1999 net income was primarily the result of realized investment losses. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "We wish to thank our associates for their hard work and outstanding accomplishments in 1999. Our core underwriting units produced exceptional underwriting results which exceeded their 1999 business plans, however the year presented a difficult environment for our value-oriented investment philosophy. We have completed the integration of Gryphon into our organization, and we believe the pending Terra Nova acquisition will provide additional opportunities to enhance shareholder value."

         In evaluating its operating performance, the Company focuses on core underwriting and investing results before consideration of realized investment gains or losses and amortization expenses (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company acquired Gryphon on January 15, 1999, and the Company's results reflect Gryphon's operating results since that date. Following is a comparison of 1999 and 1998 results on a per diluted share basis.


                                         Quarter Ended         Year Ended
                                          December 31,        December 31,
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------   --------


Core operations                         $ 2.29   $  2.12   $  8.17   $  8.10
Realized investment gains
      (losses)                           (1.17)     1.05      (.10)     2.37
Amortization expenses                     (.19)     (.08)     (.87)     (.30)
                                     ---------  --------  --------   -------

Net income                                 .93      3.09      7.20     10.17
Net change in unrealized
      gains                              (1.03)      .67    (14.30)     1.90
                                     ---------  --------  ---------  -------

Comprehensive income
      (loss)                            $ (.10)  $  3.76   $ (7.10)  $ 12.07
                                     ---------  --------  ---------   ------

         Fourth quarter income from core operations increased 8 percent to $2.29 per diluted share from $2.12 per diluted share in 1998. For the year, core operating income was $8.17 per diluted share compared to $8.10 per diluted share a year ago. The growth in both periods resulted from underwriting profits in the Company's core underwriting units partially offset by Gryphon's losses. The Company has completed the transfer of Gryphon's continuing programs to its three excess and surplus lines underwriting units, and a dedicated runoff unit has been established to aggressively manage Gryphon's discontinued programs.

         Fourth quarter 1999 gross premium volume rose 41 percent to $143.8 million from $101.7 million last year. For the year, gross premium volume increased 36 percent to $594.9 million from $437.5 million in 1998. Excluding Gryphon, gross premium volume increased 26 percent and 12 percent for the quarter and year ended December 31, 1999, respectively. The increase in gross premium volume, excluding Gryphon, was due to increased submission activity and stable pricing.

         Fourth quarter 1999 earned premium volume rose 29 percent to $110.1 million from $85.2 million last year. For the year, earned premiums increased 31 percent to $437.2 million in 1999 from $333.3 million last year. Gryphon contributed earned premiums, including earned premiums from discontinued lines, of $10.3 million and $67.3 million for the quarter and year ended December 31, 1999, respectively.

         Underwriting performance is measured by the combined ratio of losses and expenses to earned premiums. The Company reported a combined ratio of 101 percent in 1999 compared to a combined ratio of 98 percent in 1998. The 1999 underwriting loss was the result of the Gryphon acquisition. Excluding Gryphon, the Company's combined ratio was 96 percent in 1999. The Company remains committed to underwriting profits as the key component of its financial strategy.

         Net investment income rose 23 percent to $87.7 million from $71.0 million in 1998. The increase was primarily the result of the Gryphon acquisition. The Company recognized $0.9 million of net realized losses from investment sales in 1999 compared to $20.6 million of net realized gains in 1998. As part of its tax planning strategy, the Company made the decision in the fourth quarter of 1999 to sell fixed income securities with unrealized losses and realize the associated tax savings. Primarily as a result, the Company recognized $10.2 million of net realized investment losses in the fourth quarter of 1999. Proceeds were reinvested in high quality fixed income securities at higher yields. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

         Book value per common share was $68.59 at December 31, 1999, compared to $77.02 at December 31, 1998. All of the Company's investments are considered available-for-sale and are recorded at estimated fair value. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $15.4 million at December 31, 1999, compared to net unrealized gains, net of taxes, of $96.0 million at December 31, 1998. The fixed maturity portfolio's market value declined $43.7 million, net of taxes, primarily as a result of higher interest rates. The equity portfolio's market value declined $36.9 million, net of taxes, primarily as a result of a concentration in the financial services sector. The Company's disciplined, value-oriented approach has generated solid results over a long period of time. Over the past five years, the Company has grown book value at a compound annual rate of 22 percent.

         On January 26, 2000, the Company announced revised terms for its acquisition of Terra Nova (Bermuda) Holdings Ltd. (NYSE: TNA). The new agreement was reached after preliminary information indicated that Terra Nova will report a loss for the fourth quarter and for the full year of 1999 and after taking into account the decline in the market price of Markel shares since the merger agreement was signed in August 1999. Under the revised agreement, Terra Nova shareholders will receive for each ordinary share, $13.00 in cash, 0.07027 of a Markel common share and 0.07027 of a Markel contingent value right (CVR). The CVR is intended to increase the likelihood that a Terra Nova shareholder will be able to realize a minimum value of $185 for each Markel share received.

         Pursuant to the revised terms of the merger agreement, the consideration will consist of approximately $325 million in cash, 1.76 million Markel common shares and 1.76 million Markel CVR's. In addition, $175 million of Terra Nova debt will remain outstanding. The acquisition will be accounted for as a purchase transaction. The transaction is subject to approval by the shareholders of both Markel and Terra Nova, the receipt of necessary regulatory approvals and other customary closing conditions.

         The Company has arranged for a five year $500 million revolving credit facility which is expected to replace its existing $250 million revolving credit facility upon closing of the Terra Nova acquisition. Due to the revised terms of the Terra Nova merger agreement, the Company is seeking amendments to the $500 million revolving credit facility. Alternatively, the Company has the ability to finance the transaction through the use of its existing credit facility and internal funding.

         Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

         This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from those in these statements because of many factors. The completion of the Terra Nova transaction is subject to the absence of material adverse changes in the buyer's or seller's financial condition and receipt of all necessary regulatory and shareholder approvals. Insurance industry price competition has made it more difficult to attract and retain adequately priced business. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves. The Company's potential underwriting exposure to Year 2000 claims are difficult to predict with any certainty. State regulatory actions can impede the Company's ability to charge adequate rates and efficiently allocate capital. The frequency and severity of natural catastrophes are highly variable. Economic conditions and interest rate volatility can have significant impacts on the market value of fixed maturity and equity investments. Accordingly, the Company's premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors.

                       MARKEL CORPORATION AND SUBSIDIARIES

           Consolidated Statements of Income and Comprehensive Income



                                                                     Quarter Ended                             Year Ended
                                                                      December 31,                             December 31,
                                                                 ------------------------                 -----------------------
                                                                 1999                1998                 1999               1998
                                                                 ----                ----                 ----               ----
                                                                            (dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums                                               $ 110,149            $ 85,178            $ 437,196          $ 333,267
Net investment income                                            21,428              17,909               87,681             71,046
Net realized gains (losses) from investment sales               (10,194)              9,124                 (897)            20,558
Other                                                                51                 465                  341              1,130
                                                              ---------            --------             --------          ---------
      Total Operating Revenues                                  121,434             112,676              524,321            426,001
                                                              ---------            --------             --------          ---------
OPERATING EXPENSES
Losses and loss adjustment expenses                              72,883              46,043              283,630            203,336
Underwriting, acquisition and insurance
      expenses                                                   34,376              38,087              156,703            124,841
Amortization of intangible assets                                 1,214                 508                5,398              2,033
                                                              ---------            --------             --------          ---------
      Total Operating Expenses                                  108,473              84,638              445,731            330,210
                                                              ---------            --------             --------          ---------
      Operating Income                                           12,961              28,038               78,590             95,791
Interest expense                                                  6,052               5,116               25,150             20,406
                                                              ---------            --------             --------          ---------
      Income Before Income Taxes                                  6,909              22,922               53,440             75,385
Income tax expense                                                1,658               5,501               12,826             18,092
                                                               ---------            --------             --------          --------
       Net Income                                               $ 5,251            $ 17,421             $ 40,614           $ 57,293
                                                               =========            ========             ========          ========


OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of
  taxes
       Net unrealized gains (losses) arising
        during the period                                     $ (12,419)           $  9,763             $(81,223)          $ 24,112
       Less reclassification adjustments for
         (gains)  losses included in net income                   6,626              (5,931)                 583            (13,363)
                                                              ---------            --------             --------          ---------
       Total Other Comprehensive Income (Loss)                   (5,793)              3,832              (80,640)            10,749
                                                              ---------            --------             --------          ---------
       Comprehensive Income (Loss)                             $   (542)          $  21,253             $(40,026)          $ 68,042
                                                              =========            ========             ========          =========
NET INCOME PER SHARE
     Basic                                                     $   0.94           $    3.16             $   7.27           $  10.41
     Diluted                                                   $   0.93           $    3.09             $   7.20           $  10.17
                                                              =========            ========             ========          =========





Selected Balance Sheet Data                                               December 31,       December 31,
                                                                          ------------       ------------
(dollars in thousands, except per share data)                                 1999               1998
                                                                              ----               ----
Total investments, available-for-sale                                   $ 1,623,139        $ 1,481,093
Reinsurance recoverable on unpaid losses                                    378,738            198,288
Total assets                                                              2,455,305          1,921,264
Unpaid losses and loss adjustment expenses                                1,343,616            933,830
Long-term debt                                                              167,984             93,219
8.71% Capital Securities                                                    150,000            150,000
Total shareholders' equity                                                  383,419            425,301
Book value per share                                                         $68.59             $77.02


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